Exhibit 99.(h)

POPULAR ASSET MANAGEMENT, LLC

[ ]

Popular U.S. Government Money Market Fund, LLC

Popular Center North Building, Second Level (Fine Arts),

209 Muñoz Rivera Avenue,

San Juan, Puerto Rico 00918

Re: Fee Waiver Agreement (the “Agreement”)

With reference to the Investment Advisory Agreement entered into by Popular Asset Management, LLC (the “Adviser”) and Popular U.S. Government Money Market Fund, LLC (the “Fund”), [ ] (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund, we hereby notify you as follows:

1.	Fee Waiver. The Adviser agrees, subject to Section 2 hereof, to reduce the fees payable under the Advisory Agreement (but not below zero) and/or reimburse other expenses of the Fund, to the extent necessary to limit the total annual operating expenses of each class of shares of the Fund (exclusive of interest, taxes, brokerage commissions and extraordinary expenses) to the annual rate of 1.00% of the average daily net assets of such class.

2.	Recoupment. To the extent that the Adviser waives fees payable under the Advisory Agreement and/or reimburses other expenses of a share class of the Fund to satisfy the limitation set forth in this Agreement, the Adviser may seek reimbursement from that share class of a portion or all of such amounts at any time within three fiscal years after the fiscal year in which such amounts were waived or reimbursed, calculated monthly from when the waiver or reimbursement was recorded, provided, however, that the repayment will not cause the operating expenses of that class to exceed the expense limit that was in effect at the time of such waiver or reimbursement.

3.	Term and Termination of Agreement. This Agreement may not be terminated by the Adviser prior to [ ] without the approval of the Board of Trustees of the Trust.

4.	Reliance on Agreement. We understand and intend that the Fund will rely on this Agreement in preparing and filing amendments to the registration statement on Form N-1A for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the 1940 Act, and expressly permit the Fund to do so.

Very truly yours,

POPULAR ASSET MANAGEMENT, LLC

By:
Name:	Angel Rivera Garcia
Title:	President

ACCEPTED AND AGREED TO ON BEHALF OF:

Popular U.S. Government Money Market Fund, LLC

By:
Name:	Angel Rivera Garcia
Title:	President

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